EXHIBIT 99.1

NextSource Materials Inc. Reminds Stockholders Deadline is Today to Vote in Support of Redomiciling to Canada

TORONTO, Dec. 04, 2017 (GLOBE NEWSWIRE) -- NextSource Materials Inc. (TSX:NEXT) (OTCQB:NSRC) (“NextSource” or the “Company”) has received numerous inquiries from stockholders regarding how to vote their respective shares in their efforts to support the Company’s intention to move the corporate domicile of the Company to Canada (the “Redomicile”) so that it may operate under the Canada Business Corporations Act (“CBCA”). The Company is currently incorporated under the laws of Minnesota.

Redomiciling to Canada from Minnesota will provide the Company a significant reduction in operating cost related to administrative and legal fees, as well as logically aligning our corporate domicile to where the head office and executive management reside. There will be no change in how NextSource conducts its business. It will conduct the same business as it conducted prior to the Redomicile and will continue to be traded on the TSX under the symbol “NEXT” and on the OTCQB under the symbol “NSRC”.

TODAY AT MIDNIGHT IS THE DEADLINE TO VOTE YOUR SHARES. PLEASE VOTE TODAY.

HOW TO VOTE

The majority of stockholders will be “non-registered”.  This means that your shares were either:

i)   purchased through a broker or bank, or
ii)  currently held with a broker or in a trading account at a broker or bank, or
iii) purchased by you through an online discount broker

If any of the above conditions apply to stockholders, you will need to call your broker, bank or the online discount broker where you currently hold your shares and inform them you wish to vote your shares today for NextSource’s 2017 Annual and Special Meeting (the “AGM”) of stockholders.

Non-registered stockholders will most likely be provided with a “control number” to allow you to vote online or will provide you with other instructions to vote your shares.

Your vote is important regardless of the number of shares you own. If any stockholders have not yet voted their respective shares, the Company encourages them to do so.

The Board of Directors unanimously recommends that stockholders vote “FOR” this proposal and support the Company’s continuing efforts to operate in the most efficient manner and reduce operating expenses wherever possible.

STOCKHOLDER QUESTIONS

Stockholders of NextSource who have questions regarding the Redomicile or may still have questions on how to vote may contact the Company’s Senior Vice President directly by email at brent@nextsourcematerials.com.

MAJORITY STOCKHOLDER APPROVAL REQUIRED

In order for the Company to complete its proposed corporate Redomicile to Canada, it is required to obtain majority approval (50-percent plus one) from existing stockholders.

A Proxy Statement was mailed to all stockholders on or about November 13, 2017 ahead of its upcoming 2017 AGM of stockholders, which will be held on December 5th at 10:00am at the Company’s Toronto offices.

YOUR VOTE IS IMPORTANT. VOTE TODAY.

Board of Directors and Management UNANIMOUSLY recommend that Shareholders vote IN FAVOUR of the Redomicile.

ABOUT NEXTSOURCE MATERIALS INC.

NextSource Materials Inc. is a mine development company based in Toronto, Canada, that is developing its 100%-owned Molo Graphite Project in southern Madagascar to expected production in 2018. The Molo Graphite Project is a feasibility-stage, shovel-ready project and ranks as one of the largest-known and highest quality flake graphite deposits in the world and the only project with SuperFlake® graphite.

For further information contact: +1.416.364.4911
Brent Nykoliation, Senior Vice President, Corporate Development at brent@nextsourcematerials.com  or Craig Scherba, President and CEO at craig@ nextsourcematerials.com

Safe Harbour: This press release contains statements that may constitute “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation. Readers are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements in this press release relates to the anticipated benefits of the Redomicile, the approval of the Redomicile by our stockholders, the holding of the AGM, trading of our shares on the TSX and OTCQB, and the continued conduct of our business. These are based on current expectations, estimates and assumptions that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by the Company and described in the forward-looking statements contained in this press release. Readers are encouraged to review the Company’s 10-K as well as the Proxy Statement, especially the risk factors contained therein.  No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do so, what benefits the Company will derive there from. The forward-looking statements contained in this news release are made as at the date of this news release and the Company does not undertake any obligation to update publicly or to revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. In connection with the proposed Redomicile, on October 30, 2017, the Company filed with the SEC an amendment to its registration statement on Form S-4 (Registration No. 333-220899) that includes a preliminary prospectus/preliminary proxy statement of the Company, which registration statement was declared effective on November 1, 2017. The Company filed the definitive proxy statement/prospectus with the SEC on November 2, 2017, which is being mailed to shareholders of the Company on or about November 13, 2017. INVESTORS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND ANY OTHER MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED REDOMICILE AND THE COMPANY. Investors may obtain a free copy of the definitive proxy statement/prospectus and other relevant documents (when available) filed and to be filed with the SEC from the SEC's web site at www.sec.gov or at the Company's web site at www.nextsourcematerials.com. Investors will also be able to obtain, without charge, a copy of the definitive proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, NextSource Materials Inc., 145 Wellington Street West, Suite 1001,Toronto, Ontario, Canada M5J 1H8, telephone 1.416.364.4911 ext. 305 or by email at info@nextsourcematerials.com. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the proposed Redomicile. Information about these persons is set forth in the definitive proxy statement/prospectus and in documents subsequently filed by its directors and officers under the Securities Exchange Act of 1934, as amended. Investors may obtain additional information regarding the interests of such persons, which may be different from those of the Company's shareholders generally, by reading the definitive proxy statement/prospectus and other relevant documents regarding the proposed redomicile transaction filed and to be filed with the SEC.